Exhibit 99.1

FOR IMMEDIATE RELEASE

Vertex Pharmaceuticals Announces Exercise of
 Over-Allotment Option by Underwriters

Cambridge, MA, June 15, 2005 — Vertex Pharmaceuticals Incorporated (Nasdaq: VRTX) today announced that the underwriters have exercised in full their over-allotment option to purchase 1,762,500 shares of common stock at a public offering price of $13.00 per share. Upon the closing of the purchase of the over-allotment shares, a total of 13,512,500 shares of common stock will have been sold in the offering by Vertex, resulting in gross proceeds, before commissions and expenses, of $175.7 million.

Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as the sole book-running manager in this offering.  J.P. Morgan Securities Inc. and UBS Securities LLC acted as co-managers.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.  A shelf registration statement relating to the shares of common stock has previously been filed with, and declared effective by, the Securities and Exchange Commission.  This offering was made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.  A copy of the prospectus can be obtained from Merrill Lynch’s prospectus department, at 4 World Financial Center, New York, NY 10080, 212-449-1000.

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About Vertex

Vertex Pharmaceuticals Incorporated is a global biotechnology company committed to the discovery and development of breakthrough small molecule drugs for serious diseases. The Company’s strategy is to commercialize its products both independently and in collaboration with major pharmaceutical companies. Vertex’s product pipeline is principally focused on viral diseases, inflammation, autoimmune diseases and cancer. Vertex co-promotes the HIV protease inhibitor, Lexiva®, with GlaxoSmithKline.

Lexiva® is a registered trademark of the GlaxoSmithKline group of companies.

Vertex’s press releases are available at www.vrtx.com

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Vertex Contacts:

Lynne H. Brum, VP, Corporate Communications and Financial Planning, (617) 444-6614

Michael Partridge, Director, Corporate Communications, (617) 444-6108

Lora Pike, Manager, Investor Relations, (617) 444-6755